                                                                    Exhibit 3.66

                         SECURITIES EXCHANGE AGREEMENT
                         -----------------------------


          THIS SECURITIES EXCHANGE AGREEMENT made as of the 6/th/ day of June, 2000.

AMONG:

          OPUS MINERALS INC., a corporation incorporated under the laws of the Province of Ontario;

          (hereinafter referred to as "Purchaser")
                                                            OF THE FIRST PART
                    - and -


          IL DATA CANADA, INC., a corporation incorporated under the laws of the Province of Ontario;

          (hereinafter referred to as "Seller")

                                                            OF THE SECOND PART
                     - and -



         All shareholders of Seller listed on the Schedule "A"

         (hereinafter referred to as the "Seller's Shareholders")


                                                            OF THE THIRD PART


WHEREAS:

A. Purchaser wishes to acquire all of the issued and outstanding shares in the capital of Seller from the Seller's Shareholders in exchange for shares in the capital of Purchaser; and

B. The Seller's Shareholders wish to exchange their shares in the capital of Seller for shares in the capital of Purchaser;


NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree with each other as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

1.1 Definitions. In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following words and terms set forth in this Article 1 shall have the meanings respectively assigned to them:

          (1) "Affiliate" means an affiliated body corporate within the meaning of the Ontario Business Corporations Act;

          (2) "Agreement" means this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof" and similar expressions mean and refer to this Agreement and not to any particular article, section, clause or subclause; and "Section", "clause" or "subclause" means and refers to the specified article, section, clause or subclause of this Agreement;

          (3) "Business Day" means a day other than a Saturday or Sunday on which the principal commercial banks located in Toronto, Ontario are open for business during normal banking hours;

          (4) "Closing" means the completion of the Exchange (as defined in Section 2.1 below) with the Purchaser and the Seller's Shareholders which shall take place on the Closing Date at the offices of Weir & Foulds in Toronto, Ontario;

          (5) "Closing Date" means, unless otherwise expressly agreed to by the parties hereto in writing, the earlier of (i) June 6, 2000; or
               (ii) the first Business Day which is two (2) Business Days after Purchaser receives from Seller and Seller receives from Purchaser written confirmation that each of the condition precedents to the completion of the Agreement set out in Sections 6.1 and 6.2 hereof have either been satisfied or waived by Seller and Purchaser, as the case may be;

          (6)  "Effective Date" means the date first written above;

          (7) "Exchange" means the exchange of the Seller Shares for the Exchange Shares in accordance with Section 2.1 hereof;

          (8) "Exchange Shares" means that number of Purchaser Common Shares which are to be issued from the treasury of Purchaser to Seller's Shareholders and to be exchanged for all of the then issued and outstanding Seller Shares in accordance with Section 2.1 hereof;

          (9) "Generally Accepted Accounting Principles" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with such principles;

          (10) "Interim Period" means the period from the Effective Date to the Closing Date;

          (11)  "Investorlinks.com LLC Option" means. . .           ;

          (12) "Material Fact" in relation to any party hereto includes, without limitation, any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the shares of such party;

          (13) "Person" means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

          (14) "Proceeding" means any suit, action, dispute, claim, litigation, arbitration or any legal, administrative or other proceeding or governmental investigation, including appeals and applications for review, at law or in equity or before any court or arbitrator or any federal, provincial, municipal or other governmental department, commission, tribunal, board or agency;

          (15) "Purchaser" means Opus Minerals Inc., a corporation incorporated under the laws of the Province of Ontario;

          (16)  "Purchaser's Auditors" means BDO Dunwoody, Chartered
                Accountants;

          (17) "Purchaser's Business" means holding equity interests in mineral exploration companies, including First Strike Diamonds Inc. and Stroud Resources Ltd.,

          (18) "Purchaser's Documents" means those certain documents to be delivered or caused to be delivered by Purchaser to Seller on or before the Closing Date as set out in subsection 6.3(a) of this Agreement;

          (19) "Purchaser's Financial Statements" means the audited financial statements of Purchaser for the fiscal year ended April 30, 1999, and the unaudited financial statements of Purchaser for the nine (9) month period ended January 31, 2000, consisting of the balance sheet and the statements of earnings, retained earnings and changes in financial position and all notes thereto;

          (20) "Purchaser's Stock Option Plan" means the proposed stock option plan of Purchaser in the form attached hereto as Schedule "C";
                                                                 ------------

          (21) "Purchaser Common Shares" means common shares in the capital stock of Purchaser, an unlimited number of which are authorized for issuance.

          (22) "Sales Tax Laws" means the Excise Tax Act (Canada), any applicable goods and services, sales or use taxation statute of a province, and any similar foreign legislation, all as from time to time amended, and any successors thereto;

          (23) "Seller" means IL Data Canada, Inc., a corporation incorporated under the laws of the Province of Ontario;

          (24)  ["Seller's Auditors" means *****, Chartered Accountants];

          (25) "Seller's Business" means the business previously and heretofore carried on by Seller;

          (26) "Seller's Contracts" means all rights and interests of Seller in and to all agreements, leases and other arrangements of Seller, whether written or oral, pending and/or executory, to or by which Seller or any of Seller's Assets or Seller's Business is bound or affected including, without limitation, Seller's Employment Contracts, Seller's Equipment Contracts and Seller's Leases, all of which are as listed and described in Schedule "D"
                                                                    ------------
                attached hereto;

          (27) "Seller's Documents" means those certain documents to be delivered or caused to be delivered by Seller and Seller's Shareholders to Purchaser on or before the Closing Date as set out in subsection 6.3(a)(ii) of this Agreement;

          (28) "Seller's Financial Statements" means the [un]audited consolidated financial statements of Seller for the period ended [May 25], [2000], consisting of the balance sheet and the statements of earnings, retained earnings and changes in financial position and all notes thereto;

          (29) "Seller's Shareholders" means Sierra Holdings Limited, Christos Livadas, George Stubos, Iguana Investments Limited, Laiy Limited, Aberdeen Holdings and Clyde Resources, as more completely described on Schedule "A";

          (30) "Seller Shares" means all of the issued and outstanding common shares in the capital stock of Seller all of which shall be beneficially owned by Seller Shareholders as at the Closing Date, it being acknowledged that [6,800] common shares constitute all of the issued and outstanding common shares in the capital stock of Seller as at the Effective Date;

          (31) "Seller Subsidiary" means IL Data Corporation, Inc., a company incorporated in the State of Nevada [and Investorlinks.com, once the Investorlinks.com Option is exercised];

          (32) "Regulatory Body" and "Regulatory Bodies" means, collectively and individually, the NASD OTC Bulletin Board, the Securities and Exchange Commission, the Ontario Securities Commission and The Canadian Dealing Network Inc.;

          (33) "Tax Act" means the Income Tax Act (Canada), as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Tax Act, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provision of future law;

          (34) "Tax Laws" shall mean the Tax Act and any applicable provincial, or foreign income taxation statute(s), as from time to time amended, and any successors thereto;

          (35) "Third Party" means any Person other than the parties to this Agreement;


1.2 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.3 Tender. Any tender of documents or money hereunder may be made upon the parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or trust company or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

1.4 Number and Gender. Where the context requires, words imparting the singular shall include the plural and vice versa, and words imparting gender include all genders.

1.5 Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

1.6 Schedules. The Schedules and Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The following Schedules and Exhibits are attached hereto:

          Schedule "A"  -    Shareholders of Seller
          Schedule "B"  -    Purchaser Options
          Schedule "C"  -    Purchaser's Stock Option Plan
          Schedule "D"  -    Seller's Contracts
          Schedule "E"  -    Officers and Directors of Purchaser
          Schedule "F"  -    Officers and Directors of Seller

1.7 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles.

                                  ARTICLE II
                  EXCHANGE OF SHARES WITH SELLER SHAREHOLDERS
                  -------------------------------------------

1.8  Exchange of Shares

     (1) Seller's Shareholders agree to sell, and Purchaser agrees to purchase, the Seller Shares on Closing in consideration of the issuance of 6,800,000 fully paid, issued and outstanding Purchaser Common Shares (the "Exchange Shares") for all of the issued and outstanding Seller Shares (being one thousand (1,000) Purchaser Common Shares for each one (1) Seller Share); and

     (2) [On or before July *, 2000, Seller and Purchaser, acting reasonably and in good faith, shall allocate, in a mutually agreeable manner after consultation with their respective professional advisors, an appropriate value of consideration in Canadian dollars for Purchaser's purchase of the Seller Shares on a per share basis.]

                                  ARTICLE III
                                    CLOSING
                                    -------

1.9 In the event that the Exchange contemplated under Section 2.1 hereof cannot close by July 31, 2000 due to the failure to obtain any required approval of the Regulatory Bodies to the transactions contemplated herein, or due to the failure of each of the conditions precedent set out in Section 6.1 or 6.2 hereof not having been either satisfied or waived by Seller or Purchaser in writing, as the case may be, then subject to the parties otherwise agreeing in writing and except as concerns covenants, warranties, representations or other obligations breached prior to such time, this Agreement shall terminate without any party incurring any liability to any other party, and all parties shall bear their own costs in connection with the transactions contemplated by this Agreement, subject to Section 8.3 hereof.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

1.10 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and Seller's Shareholders as follows, and acknowledges that Seller and Seller's Shareholders are relying upon such representations and warranties in connection with entering into this Agreement and completing the transactions contemplated thereby:

(1)  Status and Capacity
     -------------------

     Purchaser is a corporation incorporated and subsisting under the laws of Ontario, has all requisite corporate power to own its properties and conduct its business as presently being conducted by it, and is registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable.

(2)  Due Authorization
     -----------------

     Subject to obtaining the required approval of the Regulatory Bodies, Purchaser has full legal capacity and corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the actions and transactions contemplated in this Agreement; all necessary corporate action has been taken, or will be taken prior to the Closing Date, by or on the part of Purchaser to authorize its execution and delivery of this Agreement, and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the actions and transactions contemplated in this Agreement and for fulfilling its obligations hereunder.

(3)  Enforceability
     --------------

     This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors' rights generally.

(4)  Absence of Conflict
     -------------------

     Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

     (1) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

          (1)  any of the constating documents or by-laws of Purchaser; or

          (2) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Purchaser is a party of or by which it is bound; or

     (2) require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of Purchaser or any party to any agreement to which Purchaser is a party or by which Purchaser is bound, except as shall have been obtained prior to Closing.

(5)  Authorized and Issued Capital of Purchaser
     ------------------------------------------

     The authorized capital of Purchaser on the Closing Date will be an unlimited number of common shares, and an unlimited number of special shares, of which only [6,944,576] common shares and no special shares are presently issued and outstanding as at the Effective Date and [6,944,576 shares - 3,930,000 warrants] shall be issued and outstanding immediately prior to the Closing. All of the presently issued and outstanding common shares of Purchaser have been validly allotted and issued and are outstanding as fully-paid and non-assessable shares and on the Closing Date no more than [3,930,000 warrants - 6,944,576 common shares] of Purchaser will be, together with the Exchange Shares, the only issued and outstanding shares in the capital stock of Purchaser as at that time.

(6)  Shares Non-Assessable
     ---------------------

     At the time of Closing, all of the Exchange Shares to be issued hereunder to Seller's Shareholders will be validly issued and outstanding as fully paid and non-assessable Purchaser Common Shares, free and clear of all mortgages, liens, charges, security deposits, adverse claims, pledges, encumbrances, options, warrants, rights, privileges and demands whatsoever.

(7)  Options, etc.
     -------------

     At Closing, no person, firm or corporation will have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from Purchaser of any Purchaser Common Shares or for the subscription, allotment or issuance of any unissued shares in the capital of Purchaser.

(8)  Financial Records of Purchaser
     ------------------------------

     The books and records of Purchaser fairly and correctly set out and disclose in all material respects, in accordance with Generally Accepted Accounting Principles, the financial position of Purchaser as at the date hereof and all material financial transactions of Purchaser relating to Purchaser's Business have been accurately recorded in such books and records. Purchaser does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Purchaser and, at Closing, Purchaser will have originals or copies of all such records, systems, controls, data or information in its possession or control.

(9)  Purchaser's Financial Statements
     --------------------------------

     Purchaser's Financial Statements fairly present the financial position of Purchaser as at April 30, 1999 and fairly present the results of operations for the periods ended on such dates, all in accordance with Generally Accepted Accounting Principles consistently applied throughout the period covered thereby except as stated therein. Purchaser's books of account reflect items of income and expense and all assets and liabilities and accruals required to be reflected therein.

(10) Absence of Change
     -----------------

     Save and except for matters which are disclosed in Purchaser's Financial Statements, Purchaser has not (nor has it agreed to):

     (1) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the ordinary course of business;

     (2) discharged or satisfied any liens or paid any obligation or liability other than liabilities shown on Purchaser's Financial Statements, other than in the ordinary course of business;

     (3) declared or made any payment, distribution or dividend based on its shares, or purchased, redeemed or otherwise acquired any of the shares in its capital or other securities or obligated itself to do so;

     (4) mortgaged, pledged or subjected to lien or other security interest any of its assets, tangible or intangible other than the usual security granted to secure a bank line of credit;

     (5) sold, assigned, leased, transferred or otherwise disposed of any of its assets (excluding inventory) either having a book value or fair market value in excess of $10,000, whether or not in the ordinary course of business;

     (6) increased materially the compensation payable or to become payable by Purchaser, to any of its officers, directors or employees, or in any bonus payment to or arrangement made with any officer, director or employee, or made any material changes in the personnel policies or employee benefits of Purchaser;

     (7) cancelled, waived, released or compromised any debt, claim or right resulting in a material adverse effect on the business, prospects or financial condition of Purchaser;

     (8) significantly altered or revised any of its accounting principles, procedures, methods or practices;

     (9) changed its credit policy as to provision of services, sales of inventories or collection or accounts receivable (except as dictated by competitive conditions);

     (10) suffered any material damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of Purchaser;

     (11) entered into any transaction, contract or commitment other than in the ordinary course of business (except for the transactions set forth in this Agreement);

     (12) made or authorized any capital expenditures in excess of $10,000 in the aggregate;

     (13) issued or sold any shares in its capital stock or other securities, or granted any options with respect thereto; or

     (14) suffered or experienced any material adverse change in, or event or circumstance affecting, the condition (financial or otherwise), properties, assets, liabilities, earnings, business, operations or prospects of Purchaser (and Purchaser has no knowledge, information or belief of any fact, event or circumstances which might reasonably be expected to affect materially and adversely the condition (financial or otherwise), properties, assets, liabilities, earnings, business operations or prospects of Purchaser), and has not changed any shares of its capital stock, whether by way of reclassification, stock split or otherwise.

(11) Corporate Records
     -----------------

     The corporate records and minute books of Purchaser as provided to Seller or its legal counsel contain complete and accurate minutes of all meetings of and corporate actions or written consents by the directors and shareholders of Purchaser, including, without limitation, all by-laws and resolutions passed by the board of directors and shareholders of Purchaser, held since the incorporation of Purchaser; and all such meetings were duly called and held. The shareholders' list maintained by Purchaser's registrar and transfer agent has been provided for review to Seller and Seller's Shareholders and is, to the best of Purchaser's knowledge, complete and accurate in all respects.

(12) Subsidiaries
     ------------

     Other than shares held from the Purchaser's Business, the Purchaser does not hold or own, beneficially or otherwise, any securities of any other corporate entity. In furtherance and for the sole purpose of the consummation of this transaction, on the Closing Date Purchaser shall be the registered and beneficial owner of [none] of the shares held by virtue of the Purchaser's Business.

(13) No Other Business
     -----------------

     Purchaser does not operate or engage in any business activities, operations or management of any nature or kind whatsoever other than Purchaser's Business.

(14) Affiliates
     ----------

     With the exception of its relationship through operation of the Purchaser's Business, the Purchaser has no Affiliates or agreements of any nature to acquire any subsidiary or to acquire or lease any other business activities or operations. Purchaser will not prior to the Closing Date acquire, or agree to acquire, any subsidiary or business without the prior written consent of Seller.

(15) Liabilities
     -----------

     Except as reflected in Purchaser's Financial Statements, there will be at the Closing Date no material liabilities of Purchaser of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Purchaser may become liable on or after the transaction contemplated by this Agreement.

(16) Bonds, Debentures, Guarantees
     -----------------------------

     (1) Except as expressly referred to in Purchaser's Financial Statements, Purchaser does not have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever and Purchaser is not bound under any agreement to create, issue or incur any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever.

     (2) Except as set out in Purchaser's Financial Statements, Purchaser is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

(17) Non-Arm's Length Payments
     -------------------------

     Since April 30, 1999, no payments have been made or authorized by Purchaser to its officers, directors, employees, shareholders or former directors, officers, employees or shareholders or to any person not dealing at Arm's Length with any of the foregoing, except those expressly disclosed herein, reflected in Purchaser's Financial Statements or made in the ordinary course of business and at the regular rates payable to them of salary, pension, bonuses or other remuneration of any nature.

(18) Tax Matters
     -----------

     (1) Purchaser has filed all tax returns required to be filed by it prior to the date hereof in all applicable jurisdictions and has paid, collected and remitted all taxes, customs duties, tax instalments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by it at present. All such tax returns properly reflect, and do not in any respect understate, the income, taxable income or the liability for taxes of Purchaser in the relevant period and the liability of Purchaser for the collection, payment and remittance of tax under applicable Tax Laws and Sales Tax Laws.

     (2) Adequate provision has been made in Purchaser's Financial Statements for all taxes, governmental charges and assessments, including interest and penalties thereon, payable by Purchaser for all periods up to the date of the balance sheets comprising part of Purchaser's Financial Statements.

     (3) After the Closing Date, no payments will be required to be made by Purchaser pursuant to any tax indemnity, allocation or sharing agreement for any taxable year up to and including April 30, 1999 and all such agreements will be terminated with respect to Purchaser as of the Closing Date.

     (4) Purchaser has withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year up to and including April 30, 1999 .

     (5) There are no actions, suits or other proceedings, investigations or claims in progress or pending and, to the best of Purchaser's belief and knowledge, there are no actions, suits or other proceedings or investigations or claims threatened, against Purchaser in respect of any taxes, governmental charges or assessments. No waivers have been filed by Purchaser with any taxing authority.

(19) Compliance with Legislation
     ---------------------------

     Purchaser is conducting, has always conducted and shall continue to conduct until the Closing Date, Purchaser's Business in compliance with all applicable laws, rules and regulations of each jurisdiction in which Purchaser's Business is carried on, is not currently in breach of any such laws, rules or regulations and is duly licensed, registered or qualified, in each jurisdiction in which Purchaser owns or leases property or carries on Purchaser's Business, to enable Purchaser's Business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of Purchaser's Business.

(20) Consents
     --------

     Other than approvals which may be required from any Regulatory Body, no consent, licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by Purchaser and no consent of any Third Party is required to be obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. The issuance of the Exchange Shares to Seller's Shareholders will not result in the loss of any regulatory consent, licence, approval, order, authorization or registration materially benefitting Purchaser.

(21) Absence of Proceedings
     ----------------------

     There is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of Purchaser, threatened against, relating to or affecting Purchaser before any court, government agency, or any arbitrator of any kind. Purchaser is not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success; and there is not presently outstanding against Purchaser any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting Purchaser in connection with Purchaser's Business.

(22) Change in Contracts
     -------------------

     There is not now outstanding any arrangement (contractual or otherwise) between Purchaser and any Person which will or may be, terminated or, to the best of the knowledge of Purchaser, prejudicially affected as a result of the issuance of the Exchange Shares.

(23) Officers and Directors
     ----------------------

     (1)  Attached as Schedule "E" is a complete list of the names of the
                      ------------
          directors and officers of Purchaser.

     (2) No employee has made any claim or, to the best of Purchaser's knowledge, has any basis for any action or proceeding against Purchaser, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker's compensation.

     (3) Purchaser has not made any agreements with any labour union or employee association nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements.

     (4) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of Purchaser's employees by way of certification, interim certification, voluntary recognition, designation or successor rights.

(24) Existence and Standing of Agreements
     ------------------------------------

     Save and except for Purchaser's Contracts, Purchaser is not a party to or bound by any material contract or commitment, whether oral or written.

(25) Leases
     ------

     Purchaser is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee.

(26) Insurance
     ---------

     Purchaser does not currently own any material insurable assets and does not currently maintain any policies of insurance.

(27) Employment Contracts, etc,
     -------------------------

     There are no outstanding written or oral employment contracts, sales, services, management or consulting agreements, employee benefit or profit-sharing plans, or any bonus arrangements with any employee of Purchaser, nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. There are no pension or retirement plans established by or for Purchaser for the employees of Purchaser's Business.

(28) Continuous Disclosure
     ---------------------

     Purchaser has made all necessary disclosure and filings in a timely fashion and Purchaser is now a reporting issuer in good standing under the Securities Act (Ontario), and all other applicable securities regulations in the Province of Ontario. The Purchaser is also a registrant in good standing with the U.S. Securities and Exchange Commission by virtue of its annual filing of Form 20F. Purchaser will use its best efforts to maintain such reporting issuer status up to and including the Closing Date.

(29) Disclosure
     ----------

          No representation or warranty made by Purchaser in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a Material Fact or omits, or will omit, to state any Material Fact necessary to make such representation or warranty or any such statement not misleading. Purchaser does not know of any fact which, if known to Seller or Seller's Shareholders, would deter them from consummating the transactions contemplated herein.

1.11 Representations and Warranties of Seller. Seller and where applicable Seller's Shareholders, represent and warrant to Purchaser as follows, and acknowledge that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and completing the transactions contemplated thereby:

     (1)  Status and Capacity
          -------------------

          Seller is a corporation formed and subsisting under the laws of the Province of Ontario, has all legal capacity to own its properties and conduct its business as presently being conducted by it, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable.

     (2)  Status and Capacity of Seller's Subsidiaries
          --------------------------------------------

          The Seller's Subsidiary is a corporation formed and subsisting under the laws of the State of Nevada, has all legal capacity to own its properties and conduct its business as presently being conducted by them, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable. [The Investorlinks.com Option is in good standing, and the Seller's Subsidiary intends to exercise said option to acquire [50%] of the issued and outstanding shares of Investorlinks.com LLC, on or before the Closing. As a result, Investorlinks.com LLC will be a Seller's Subsidiary through the Seller owning 100% of the outstanding shares of IL Data Corporation, Inc.]

(3)  Due Authorization
     -----------------

     [Subject to obtaining any required shareholder or directors approval], Seller and Seller's Shareholders have the full legal capacity to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the other actions and transactions contemplated in this Agreement and to fulfil its obligations under this Agreement; all necessary action has been taken, or will be taken by the Closing Date, by or on the part of Seller and Seller's Shareholders to authorize the execution and delivery of this Agreement, and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the other actions and transactions contemplated in this Agreement and fulfilling its obligations under this Agreement.

(4)  Enforceability
     --------------

     This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors' rights generally.

(5)  Absence of Conflict
     -------------------

     Neither the execution, nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

     (1) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

          (1)  any of the constating documents or by-laws of Seller; or

          (2) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Seller is a party or by which it is bound; or

     (2) except as otherwise described herein, require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of Seller, or any party to any agreement to which Seller is a party or by which Seller is bound, except as shall have been obtained prior to Closing.

(6)  Options, etc.
     -------------

     No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from Seller of any of the Seller Shares or for the subscription, allotment or issuance of any unissued shares in the capital of Seller.

(7)  Authorized and Issued Capital of Seller
     ---------------------------------------

     The authorized capital of Seller is now, and on the Closing Date will be, an unlimited number of common shares, of which only 6,800 common shares are presently issued and outstanding. All of the issued and outstanding common shares of Seller have been validly allotted and issued and are outstanding as fully-paid and non-assessable shares and on the Closing Date the Seller Shares will be the only issued and outstanding shares of Seller.

(8)  Subsidiaries
     ------------

     Seller is the registered and beneficial holder of all of the issued and outstanding shares of the Seller's Subsidiary. Upon exercise of the Investorlinks.com Option on or before Closing, Seller's Subsidiary will hold [50%] of the issued and outstanding shares of Investorlinks.com LLC.

(9)  Corporate Records
     -----------------

     The corporate records and minute books of Seller contain complete and accurate minutes of all meetings of and corporate actions or written consents by the directors and shareholders of Seller, including, without limitation, all by-laws and resolutions passed by the board of directors and shareholders of Seller, held since the incorporation of Seller; and all such meetings were duly called and held. The share certificate books, register of shareholders, register of transfers and register of directors of Seller are complete and accurate.

(10) Seller's Financial Statements
     -----------------------------

     Seller's Financial Statements fairly present the financial position of Seller as at May 25, 2000, and the results of its operations for the period ended on such date, all in accordance with Generally Accepted Accounting Principles consistently applied throughout the period covered thereby except as stated therein. Seller's books of account reflect items of income and expense and all assets and liabilities and accruals required to be reflected therein.

(11) Financial Records
     -----------------

     The books and records of Seller fairly and correctly set out and disclose in all material respects, in accordance with Generally Accepted Accounting Principles, the financial position of Seller as at the date hereof and all material financial transactions of Seller relating to its business have been accurately recorded in such books and records. Seller does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller and, at Closing, Seller will have originals or copies of all such records, systems, controls, data or information in its possession or control.

(12) Officers and Directors
     ----------------------

     (1)  Attached as Schedule "F" is a complete list of the directors and
                      ------------
          officers of Seller.

     (2) No employee has made any claim or, to the best of the Seller's knowledge, has any basis for any action or proceeding against Seller, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker's compensation.

     (3) Seller has not made any agreements with any labour union or employee association in connection with Seller's Business nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements relating to Seller's Business.

     (4) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of Seller's employees by way of certification, interim certification, voluntary recognition, designation or successor rights.

(13) No Other Business
     -----------------

     Seller does not operate or engage in any business activities, operations or management of any nature or kind whatsoever other than Seller's Business.

(14) Affiliates
     ----------

     With the exception of the Seller's Subsidiary, Seller has no Affiliates or agreements of any nature to acquire any subsidiary or to acquire or lease any other business activities or operations. Seller will not prior to the Closing Date acquire, or agree to acquire, any subsidiary or business without the prior written consent of Purchaser.

(15) Liabilities
     -----------

     Except as reflected in Seller's Financial Statements, there will be at the Closing Date no material liabilities of Seller of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Seller may become liable on or after the transaction contemplated by this Agreement.

(16) Bonds, Debentures, Guarantees
     -----------------------------

     (1) Except as expressly referred to in Seller's Financial Statements, Seller does not have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever and Seller is not bound under any agreement to create, issue or incur any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever.

     (2) Except as set out in Seller's Financial Statements, Seller is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

(17) Non-Arm's Length Payments
     -------------------------

     No payments have been made or authorized by Seller to its officers, directors, employees, shareholders or former directors, officers, employees or shareholders or to any person not dealing at Arm's Length with any of the foregoing, except those expressly disclosed herein, reflected in Seller's Financial Statements or made in the ordinary course of business and at the regular rates payable to them of salary, pension, bonuses or other remuneration of any nature.

(18) Tax Matters
     -----------

     (1) Each of Seller and Seller's Subsidiary has filed all tax returns required to be filed by it prior to the date hereof in all applicable jurisdictions and has paid, collected and remitted all taxes, customs duties, tax instalments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by it at present. All such tax returns properly reflect, and do not in any respect understate, the income, taxable income or the liability for taxes of Seller or Seller's Subsidiary in the relevant period and the liability of each such party for the collection, payment and remittance of tax under applicable Tax Laws and Sales Tax Laws.

     (2) Adequate provision has been made in Seller's Financial Statements for all taxes, governmental charges and assessments, including interest and penalties thereon, payable by Seller for all periods up to the date of the balance sheets comprising part of Seller's Financial Statements.

     (3) After the Closing Date, no payments will be required to be made by Seller or Seller's Subsidiary pursuant to any tax indemnity, allocation or sharing agreement for any period up to and including May 25, 2000 and all such agreements will be terminated with respect to Seller as of the Closing Date.

     (4) Each of Seller and Seller's Subsidiary has withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any period up to and including May 25, 2000 .

     (5) There are no actions, suits or other proceedings, investigations or claims in progress or pending and, to the best of Seller's belief and knowledge, there are no actions, suits or other proceedings or investigations or claims threatened, against Seller or Seller's Subsidiary in respect of any taxes, governmental charges or assessments. No waivers have been filed by Seller or Seller's Subsidiary with any taxing authority.

(19) Compliance with Legislation
     ---------------------------

     Each of Seller and Seller's Subsidiary is conducting, has always conducted and shall continue to conduct until the Closing Date, Seller's Business in compliance with all applicable laws, rules and regulations of each jurisdiction in which Seller's Business is carried on, is not currently in breach of any such laws, rules or regulations and is duly licensed, registered or qualified, in each jurisdiction in which Seller or Seller's Subsidiary owns or leases property or carries on Seller's Business, to enable Seller's Business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of Seller's Business.

(20) Consents
     --------

     Other than approvals which may be required from any Regulatory Body, no consent, licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by Seller or Seller's Subsidiary and no consent of any Third Party is required to be obtained by Seller or Seller's subsidiary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby. The transfer of the Seller Shares to the Purchaser will not result in the loss of any regulatory consent, licence, approval, order, authorization or registration materially benefitting Seller or Seller's Subsidiary.

(21) Absence of Proceedings
     ----------------------

     There is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of Seller, threatened against, relating to or affecting Seller or Seller's Subsidiary before any court, government agency, or any arbitrator of any kind. Seller is not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success; and there is not presently outstanding against Seller or Seller's Subsidiary any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting Seller in connection with Seller's Business.

(22) Change in Contracts
     -------------------

     There is not now outstanding any arrangement (contractual or otherwise) between Seller and any Person which will or may be, terminated or, to the best of the knowledge of Seller, prejudicially affected as a result of the issuance of the Exchange Shares.

(23) Existence and Standing of Agreements
     ------------------------------------

     Save and except for Seller's Contracts, Seller is not a party to or bound by any material contract or commitment, whether oral or written.

(24) Leases
     ------

     Seller is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee.

(25) Insurance
     ---------

     Seller does not currently own any material insurable assets and does not currently maintain any policies of insurance.

(26) Employment Contracts, etc,
     -------------------------

     Except for Seller's Employment Contracts, there are no outstanding written or oral employment contracts, sales, services, management or consulting agreements, employee benefit or profit-sharing plans, or any bonus arrangements with any employee of Seller or of Seller's Subsidiary, nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. The provisions of Seller's Employment Contracts are consistent with applicable industry standards respecting wage rates, benefits and working rules. Except for Seller's Employment Contracts, there are no pension or retirement plans established by or for Seller, Seller's Subsidiary, or for the employees of Seller's Business.

(27) United States tax treatment of Re-organization
     ----------------------------------------------

     The issuance of the Seller Shares to the Seller's Shareholders by the Seller in conjunction with the re-organization of the Seller's Subsidiary and the subsequent transfer of the Seller Shares to the Purchaser under the terms of this Agreement does not give rise in any manner to any claim by the United States Internal Revenue Service for any claim against the Seller Shares or any tracing of proceeds in respect thereof.

(28) Disclosure
     ----------

     No representation or warranty made by Seller on its own behalf or in respect of Seller's Subsidiary in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a Material Fact or omits, or will omit, to state any Material Fact necessary to make such representation or warranty or any such statement not misleading. Seller does not know of any fact which, if known to Purchaser, would deter it from consummating the transactions contemplated herein.

1.12 Non-Waiver.

     (1) No investigations made by or on behalf of Seller or Seller's Shareholders at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by Purchaser herein or pursuant hereto. No waiver by Seller or Seller's Shareholders of any condition, in whole or in part, shall operate as a waiver of any other condition.

     (2) No investigations made by or on behalf of Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by Seller or Seller's Shareholders herein or pursuant hereto. No waiver by Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

1.13 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement and in any document or certificate given pursuant hereto shall survive the Closing Date, the execution and delivery hereunder of any share certificate or other document of title to any of the Exchange Shares, Seller Shares, provided that such representations and warranties shall only survive for a period of twenty-four (24) months from the Closing Date. After which time, if prior to the expiry of the applicable warranty period, no claim shall have been made hereunder by a party with respect to any incorrectness in or breach of any such representation or warranty made herein by the other party, then such other party or parties, as applicable, shall have no further liability hereunder with respect to such representation or warranty.

                                   ARTICLE V
                       OTHER COVENANTS PRIOR TO CLOSING
                       --------------------------------

1.14 Conduct of Seller's Business Prior to Closing. Seller agrees that during the Interim Period, Seller's Business will be conducted in the ordinary course, there will be no adverse change in the prospects, financial condition or properties of Seller, and the only changes in the prospects, financial condition or properties of Seller will be those arising from the normal and regular conduct of Seller's Business. No material loss, damage or destruction of any of the assets of Seller which is not covered by insurance will have occurred. Seller will not, without the prior written consent of Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of Seller or Seller's Shareholders contained in this Agreement.

1.15 Access for Investigation. Subject to Section 8.1 hereof, throughout the Interim Period, Seller shall, upon reasonable request, give Purchaser, their solicitors, employees, accountants and other representatives, full access during business hours to all of the properties, premises, books, contracts, commitments, leases and other records of Seller for the purpose of investigating the business and affairs of Seller. Purchaser agrees that, unless and until the transactions contemplated hereby have been consummated, it will hold in strict confidence, and not use, any information so obtained and, if the transactions contemplated hereunder are not completed on the Closing Date, it will forthwith return to Seller all written information and documents in their possession obtained from Seller.

1.16 Required Consents.

     (1) Purchaser will give its consent (and provide such other reasonable assurances as may be required) and Purchaser shall use its best efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction, including, where applicable, without limitation, any Regulatory Body. Seller and Seller's Shareholders will cooperate in obtaining such consents to the extent reasonably necessary, but without material financial obligation.

     (2) Seller and Seller's Shareholders will give their consent (and provide such reasonable assurances as may be required) and Seller and Seller's Shareholders shall use their best efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction, including, where applicable, without limitation, any Regulatory Body. Purchaser will cooperate in obtaining such consents to the extent reasonably necessary, but without material financial obligation.

     (3) Upon Purchaser receiving notification or other information from any Regulatory Body or other applicable regulatory body concerning the transactions contemplated hereunder, such information shall be promptly disclosed in writing to the solicitors for Seller.

1.17 Obtaining Approvals.

     (1) Purchaser, in consultation with Seller, Seller's Shareholders and their counsel, agrees to forthwith use its best efforts to obtain all necessary regulatory approvals required by any Regulatory Body, including approval for the qualification for quoting of all reserved, issued and outstanding common shares of Purchaser, including the Exchange Shares, and the qualification for quoting of the shares to be issued upon exercise of the Purchase Options on The Canadian Dealing Network Inc., if any, and shall assist in making all submissions, prepare all press releases and circulars and make all notifications required with respect to this transaction and the issuance of shares as contemplated hereunder as soon as practicable.

     (2) Purchaser agrees that it shall take all steps necessary to make proper disclosure within such time as required by any Regulatory Body, and any other applicable statutes and laws concerning this Agreement and the transactions contemplated herein.

1.18 Disclosure by Seller. Seller agrees to provide, in a reasonably prompt manner, all required financial and other information, including Seller's Financial Statements, together with any other information reasonably required by Purchaser, sufficient for Purchaser to provide appropriate disclosure concerning Seller to provide appropriate disclosure to any Regulatory Body.

1.19 Access for Investigation. Subject to Section 8.1 hereof, throughout the Interim Period, Purchaser shall, upon reasonable request, give Seller, their solicitors, employees, accountants and other representatives, full access during business hours to all of the properties, premises, books, contracts, commitments, leases and other records of Purchaser for the purpose of investigating the business and affairs of Purchaser. Seller agrees that, unless and until the transactions contemplated hereby have been consummated, each of them will hold in strict confidence, and not use, any information so obtained and, if the transactions contemplated hereunder are not completed on the Closing Date, they will forthwith return to Purchaser all written information and documents in their possession obtained from Purchaser.

                                  ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

1.20 Conditions Precedent to Seller's and Seller's Shareholders' Obligations. The obligations of Seller and Seller's Shareholders to complete the transactions contemplated hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of Seller and Seller's Shareholders, and may be waived by all, but not less than all of them, in writing, in whole or in part on or before the Closing Date):

     (1)  Delivery of Purchaser's Documents
          ---------------------------------

          Seller shall on or before the Closing Date have received Purchaser's Documents, together with all other documents and instruments from Purchaser as Seller may reasonably request for the purpose of effecting the Exchange in accordance with the terms of this Agreement.

     (2)  Truth and Accuracy of Representations at Closing Date
          -----------------------------------------------------

          All of the representations and warranties of Purchaser made in or pursuant to this Agreement, shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date. Seller and Seller's Shareholders shall have received certificates dated the Closing Date in form satisfactory to Seller, Seller's Shareholders and their solicitors, acting reasonably, signed by a senior officer or director of Purchaser on behalf of Purchaser, certifying the truth and correctness in all material respects of the representations and warranties of Purchaser set out in this Agreement.

     (3)  Performance Covenants
          ---------------------

          Purchaser will have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     (4)  No Material Adverse Change
          --------------------------

          At the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, or business operations or prospects of Purchaser from that shown on or reflected in Purchaser's Financial Statements.

     (5)  Opinion of Purchaser's Solicitors
          ---------------------------------

          Purchaser shall deliver to Seller and Seller's Shareholders at the Closing a favourable opinion of their respective solicitors in form satisfactory to the solicitors for Seller and Seller's Shareholders, acting reasonably, that:

          (1) they have acted as counsel to Purchaser in connection with this transaction;

          (2) Purchaser is a corporation incorporated and validly subsisting under the laws of the Province of Ontario;

          (3) all necessary corporate actions and proceedings have been taken by Purchaser to permit the due and valid issuance by Purchaser of the Exchange Shares to Seller's Shareholders at the Closing Date and upon the completion of the transactions contemplated hereunder, such shares will be issued and outstanding as fully paid and non-assessable;

          (4) the consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of or constitute a default under the constating documents, by-laws or resolutions of Purchaser nor to the best of the knowledge of such counsel, any indenture, agreement, instrument, licence, permit or understanding to which Purchaser is a party or by which they are bound, nor, to the best of the knowledge of such counsel, will the consummation of such transactions accelerate any commitment or obligation of Purchaser or result in the creation of any lien or encumbrance upon any of the assets or property of Purchaser;

          (5) the execution and delivery of this Agreement by Purchaser has not breached and the consummation of the transactions contemplated by this Agreement will not cause Purchaser to be in breach of laws of the Province of Ontario and of Canada applicable therein;

          (6) Purchaser has outstanding no options, convertible securities, warrants or other convertible obligations, agreements or other commitments to allot, reserve, set aside, create, issue or sell any securities or any of its unissued share capital, other than the Purchaser Options;

          (7) Purchaser has the full power and authority to enter into and perform its obligations under this Agreement, and all corporate action necessary to authorize the performance by Purchaser of its obligations under this Agreement, has been duly taken, and the Agreement is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to usual qualifications respecting equitable remedies and creditors' rights;

          (8) the authorized capital of Purchaser consists of an unlimited number of common shares and an unlimited number of special shares, of which immediately prior to the issuance of the Exchange Shares approximately [6,944,576] common shares [3,930,000 warrants] and no special shares have been duly issued and are outstanding as fully paid and non-assessable shares of Purchaser;

          (9) the Exchange Shares have been duly issued under section 72(l)(j) of the Securities Act (Ontario) and the Exchange Shares are validly issued as fully paid and non-assessable shares in the capital stock of Purchaser in accordance with the Business Corporations Act (Ontario);

          (10) Purchaser is a reporting issuer not in default of any of the requirements of the Securities Act (Ontario) as at the Closing Date; and

          (11) such other matters as counsel for Seller or Seller's Shareholders may consider advisable, acting reasonably.

          In rendering such opinion, such counsel may, to the extent that they do not have knowledge of any facts to the contrary, rely with respect to subclause (ix) above upon a certified list of the shareholders of Purchaser prepared by Purchaser's transfer agent, Equity Transfer Services Inc. and upon statutory declarations and certificates of an officer of Purchaser as may be reasonable in the circumstances.

     (6)  Compliance with Regulatory Requirements & Registrations
          -------------------------------------------------------

          All consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by Purchaser in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, including, without limitation, the completion of the Asset Sale Transaction, shall have been obtained on or before the Closing Date.

     (7)  Tax Returns
          -----------

          Purchaser agrees to file, duly and timely, all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing. Purchaser also agrees not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency.

     (8)  Dividends
          ---------

          Purchaser agrees that it shall neither declare nor pay any dividends or other distributions or returns of capital on the issued shares of Purchaser from the date of this Agreement until the Closing Date without the prior consent of Seller.

     (9)  Due Diligence Investigation
          ---------------------------

          Seller shall have conducted and completed a due diligence investigation with respect to Purchaser, and any other matter relating to any aspect of the transactions contemplated hereunder, including the ability of either party hereto to receive all requisite approvals in respect of the transactions contemplated hereunder, and, in its sole and absolute discretion, shall have been satisfied in all respects with the results of such due diligence investigation;

1.21 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to complete the transactions contemplated hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of Purchaser and may be waived by it in writing, whole or in part, on or before the Closing Date:

     (1)  Delivery of Seller's Documents
          ------------------------------

          Purchaser shall on or before the Closing Date have received Seller's Documents together with all other documents and instruments from Seller and Seller's Shareholders as Purchaser may reasonably request for the purpose of effecting the Exchange in accordance with the terms of this Agreement.

     (2)  Truth and Accuracy of Representations at Closing Date
          -----------------------------------------------------

          The representations and warranties of Seller made in or pursuant to this Agreement, shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby that are not materially adverse and arise in the ordinary course of business). Purchaser shall have received a certificate dated the Closing Date in form satisfactory to Purchaser's solicitors, acting reasonably, signed under seal by the President of Seller certifying the truth and correctness in all material respects of the representations and warranties of Seller set out in this Agreement.

     (3)  Performance of Covenants
          ------------------------

          Seller and Seller's Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

     (4)  Investorlinks.com Option
          ------------------------

          The Seller's Subsidiary shall have duly exercised the Investorlinks.com Option to hold [50%] of the issued and outstanding shares of Investorlinks.com LLC on or before the Closing Date.

     (5)  No Material Adverse Change
          --------------------------

          At the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, or business operations or prospects of Seller from that shown on or reflected in Seller's Financial Statements.

     (6)  Opinion of Seller's and Seller's Shareholders Solicitors
          --------------------------------------------------------

          Seller and Seller's Shareholders shall deliver to Purchaser at the Closing a favourable opinion of their solicitors (and in the case of Seller's Subsidiary, from Nevada counsel) in form satisfactory to Purchaser's solicitors that:

          (1) they have acted as counsel to Seller and Seller's Shareholders in connection with this transaction;

          (2) Seller and Seller's Subsidiary are each corporations incorporated and validly subsisting under the laws of Ontario and Nevada, respectively;

          (3) Seller has the corporate power and authority to carry on its business as now being conducted and is duly qualified as a corporation to do business and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary;

          (4) all necessary corporate action and proceedings have been taken by Seller to permit the due and valid transfer to Purchaser of all outstanding Seller Shares in exchange for the Exchange Shares at the Closing Date;

          (5) the consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of or constitute a default under the constating documents, by-laws or resolutions of Seller, nor to the best of the knowledge of such counsel, any indenture, agreement, instrument, licence, permit or understanding to which Seller is a party or by which it is bound, nor, to the best of the knowledge of such counsel, will the consummation of such transactions accelerate any commitment or obligation of Seller result in the creation of any lien or encumbrance upon any of the assets or property of Seller;

          (6) the execution and delivery of this Agreement by Seller has not breached and the consummation of the transactions contemplated by this Agreement will not be in breach of any federal, provincial or other laws of any jurisdiction in which Seller carries on business;

          (7) to the best knowledge of such counsel, Seller has outstanding no options, convertible securities, warrants or other convertible obligations, or other agreements to allot, reserve, set aside, create, issue or sell any securities or any of its unissued share capital;

          (8) Seller is not, to the best knowledge of such counsel, engaged in or threatened with, any legal action or other proceedings, and has not been charged with, or to the best knowledge of such counsel, incurred, any violation of any federal, provincial or local law or administrative regulation, which could materially adversely affect or impair its financial position, business, operations, prospectus, properties or assets;

          (9) Seller and Seller's Shareholders each have the full power and authority to enter into and perform their respective obligations under this Agreement, and all action necessary to authorize the performance by Seller and Seller's Shareholders hereunder have been duly taken and the Agreement is a legal, valid and binding obligation of Seller and Seller's Shareholders enforceable against each of them in accordance with their terms, subject to usual qualifications respecting equitable remedies and creditors' rights;

          (10) the authorized capital of Seller consists of an unlimited number of common shares, of which 6,800 are issued and outstanding as at the Closing Date;

          (11) the authorized capital of Seller's Subsidiary consists of an unlimited number of [common shares], of which [*] are issued and outstanding as at the Closing Date;

          (12) the Investorlinks.com Option has been exercised and Seller's Subsidiary holds [50%] of the issued and outstanding shares of Investorlinks.com LLC; and

          (13) such other matters as counsel for Purchaser may consider advisable, acting reasonably.

          In rendering such opinion, such counsel may, to the extent that they do not have knowledge of any facts to the contrary, rely upon statutory declarations and certificates of an officer of Seller, Seller's Shareholders or public official as such counsel deems necessary.

     (7)  Compliance with Regulatory Requirements & Registrations
          -------------------------------------------------------

          All consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by Seller in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date.

     (8)  Tax Returns
          -----------

          Seller agrees to file, duly and timely all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing. Seller also agrees not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency.

     (9)  Dividends
          ---------

          Seller agrees that it shall neither declare nor pay any dividends or other distributions or returns of capital on the issued shares of Seller from the date of this Agreement until the Closing Date.

     (10) Due Diligence Investigation by Purchaser
          ----------------------------------------

          Purchaser shall have conducted and completed a due diligence investigation with respect to Seller's Business and, in its sole and absolute discretion, shall have been satisfied in all respects with the results of such due diligence investigation.

1.22 Delivery of Closing Documentation.

     (1)  On or before the Closing Date,

          (1) Purchaser shall deliver, or cause to be delivered to Seller the following documents ("Purchaser's Documents"):

               (1) duly issued share certificates representing the Exchange Shares;

               (2) certified copies of extracts from directors' resolutions or minutes of meetings, and written evidence of such other approvals or consents to the issuance of the Exchange Shares as are required under the articles and by-laws of Purchaser, and, applicable laws, to carry out the transactions contemplated by this Agreement;

               (3) a favourable opinion from Purchaser's solicitors as requested hereunder in form satisfactory to the solicitors for Seller and Seller's Shareholders, acting reasonably;

               (4) satisfactory evidence of Regulatory Body and any other approvals required hereunder; and

               (5) such other certificates, agreements or other documents as may reasonably be required by Seller or Seller's Shareholders or their solicitors, acting reasonably, to give full effect to this Agreement.

          (2) Seller and, as applicable, Seller's Shareholders, shall deliver or cause to be delivered to Purchaser the following documents ("Seller's Documents"):

               (1) duly issued share certificates representing the Seller Shares, duly endorsed for transfer to Purchaser;

               (2) certified copies of extracts from directors' and shareholders' resolutions, and written evidence of such other approvals or consents as are required under the constating documents of Seller to validly conclude the transactions contemplated hereunder;

               (3) documents evidencing the due exercise of the Investorlinks.com Option by the Seller's Subsidiary;

               (4) a favourable opinion from the solicitors for Seller as required in a form which is satisfactory to Purchaser's solicitors, acting reasonably; and

               (5) such other certificates, agreements or other documents as may reasonably be required by Purchaser or its solicitors, acting reasonably, to give full effect to this Agreement.


                                  ARTICLE VII
                                OTHER COVENANTS
                                ---------------

1.23 Support of Transactions. Purchaser agrees to use its best efforts to obtain support of its officers and directors in favour of all transactions contemplated by this Agreement.

                                 ARTICLE VIII
                                    GENERAL
                                    -------

1.24  Confidentiality & Public Notices.  Except where compliance with this
Section 8.1 would result in a breach of applicable law, notices, releases, statements and communications to Third Parties, including employees of the parties and the press, relating to transactions contemplated by this Agreement will be made only in such manner as shall be authorized and approved by Seller, who when required shall use its best efforts to provide such authorization and approval to Purchaser in a timely manner as shall permit compliance by Purchaser with all continuous disclosure to any Regulatory Body or obligations under any applicable securities regulations. Purchaser, Seller and Seller's Shareholders shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement. In the event that the issuance of the Exchange Shares or Exchange Options provided for in this Agreement is not consummated, each party shall return any confidential schedules, documents or other written information to the party who provided same in connection with this Agreement. Seller and Seller's Shareholders agree that they will not, directly or indirectly, make reciprocal use for their own purposes of any information or confidential data relating to Purchaser or Purchaser's Business discovered or acquired by them, their representatives or accountants as a result of Purchaser making available to them, their representatives and accountants, any information, books, accounts, records or other data and information relating to Purchaser or Purchaser's Business and Seller and Seller's Shareholders agree that they will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person. Purchaser agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to Seller or Seller's Shareholders discovered or acquired by it, its representatives or accountants as a result of Seller or Seller's Shareholders making available to it, any information, books, accounts, records or other data and information relating to Seller; and Purchaser agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person.

1.25 Notices. All notices or other communications required to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by telecopier or other form of recorded communication addressed to the recipient as follows:

To Purchaser:

          Opus Minerals Inc.
          Suite 745, P.O. Box 369
          1 First Canadian Place
          Toronto, Ontario
          M5X 1E2

          Attention:       Elizabeth J. Kirkwood, President
          Telecopier No.:  (416) 364-0618


          with a copy to:

          WEIR & FOULDS
          Barristers and Solicitors
          Suite 1600, Exchange Tower
          130 King Street West
          Toronto, Ontario
          M5X 1J5

          Attention:      Wayne T. Egan
          Telecopier No.  (416) 365-1876

To Seller:
          IL Data Canada, Inc.
          c/o LaFleur Brown
          Barristers and Solicitors
          National Bank Building
          150 York Street
          14th Floor
          Toronto, ON M5H 3S5


          Attention:  ***
          Telecopier No.:***

          with a copy to:

          DuMoulin & Boskovich
          Barristers and Solicitors
          1800-1095 West Pender Street
          Vancouver, B.C.  V6E 2M6

          Attention:    Karen Tamaki, CA

          Telecopier No.:  (604) 932-5278



To Shareholders:
          Shareholders
          c/o [address]

          Attention:  Romaine Gilliland
          Telecopier No.:  ***

          with a copy to:

          DuMoulin & Boskovich
          Barristers and Solicitors
          1800-1095 West Pender Street
          Vancouver, B.C.  V6E 2M6

          Attention:    Karen Tamaki, CA
          Telecopier No.:  (604) 932-5278

     or to such other address, telecopier number or individual as may be designated by notice given by either party to the other. Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by telecopier or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next Business Day if it is received after the end of such normal business hours on the date of its transmission. If the party giving any such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by telecopier transmittal.

     1.26 Expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     1.27 Time of the Essence.  Time shall be of the essence hereof.

     1.28 Further Assurances. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver such further documents, instruments, papers and information as may be reasonably requested by another party hereto in order to carry out the purpose and intent of this Agreement.

     1.29 Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereby attorn to the non-exclusive jurisdiction of the Courts of Ontario in any dispute that may arise hereunder.

     1.30 Counterparts. For the convenience of the parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement). A signed facsimile or telecopied copy of this Agreement shall be effective and valid proof of execution and delivery.

     1.31 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties.

     1.32 Severability. The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and this Agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

     1.33 Enurement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

1.34 Waivers.  The parties hereto may, by written agreement:

          (1) extend the time for the performance of any of the obligations or other acts of the parties hereto;

          (2) waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this agreement; or

          (3) waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance by any of the parties thereto.

1.35 Form of Documents. All documents to be executed and delivered by Purchaser to Seller or Seller's Shareholders on the Closing Date shall be in form and substance satisfactory to Seller and Seller's Shareholders, acting reasonably. All documents to be executed and delivered by Seller and Seller's Shareholders to Purchaser on the Closing Date shall be in a form and substance satisfactory to Purchaser, acting reasonably.

1.36 Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

1.37 Termination of the Letter of Intent. Purchaser and Seller each agree that effective as of the Effective Date, the Letter of Intent shall be terminated and of no further force or effect. Purchaser and Seller acknowledge and agree as of the Effective Date to waive without recourse any rights or claims which they may have or to which they may become entitled under the terms of the Letter of Intent.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Closing Date.

SIGNED, SEALED & DELIVERED         )
in the presence of                 )         OPUS MINERALS INC.
                                   )
                                   )         Per:_______________________________
                                   )             Name:  Elizabeth J. Kirkwood
                                   )             Title: President
                                   )
                                   )
                                   )         IL DATA CANADA, INC.
                                   )
                                   )         Per:_______________________________
                                   )             Name:
                                   )             Title:
                                   )
                                   )
                                   )
______________________________     )         ___________________________________
Witness                            )         Christos Livadas
                                   )
                                   )
                                   )
______________________________     )         ___________________________________
Witness                            )         George Stubos
                                   )
                                   )         Sierra Holdings Limited
                                   )
                                   )         Per:_______________________________
                                   )             Name:
                                   )             Title:

                                )
                                )    Iguana Investments Limited
                                )
                                )    Per:_________________________________
                                )        Name:
                                )        Title:
                                )
                                )    Laiy Limited
                                )
                                )    Per:_________________________________
                                )        Name:
                                )        Title:
                                )
                                )    Aberdeen Holdings
                                )
                                )    Per:_________________________________
                                )        Name:
                                )        Title:
                                )
                                )    Clyde Resources
                                )
                                )    Per:_________________________________
                                )        Name:
                                )        Title:

                                 SCHEDULE "A"
                                 ------------

           This is Schedule "A" to the Securities Exchange Agreement

                             SELLERS' SHAREHOLDERS


Name                          Number of Shares
----                          ----------------

Sierra Holdings Limited                      3890 shares
27 Reid Street, 1st Floor
PO Box HM
3051, Hamilton HM NX

Christos Livadas                             500 shares
PMB 183, 15 Paradise Plaza
Sarasota FLA 34239

George Stubos                                500 shares
#303 - 2638 Ash Street
Vancouver BC V5Z 4K4

Iguana Investments Limited                   477.50 shares
Buckingham Sq, Penthouse
Seven Mile Beach
West Bay Road, Grand Cayman
Cayman Islands, BWI

Laiy Limited                                 477.50 shares
43 Elizabeth Avenue
Nassau, Bahamas

Aberdeen Holdings                            477.50 shares
60 Market Square
Belize City, Belize

Clyde Resources                              477.50 shares
Mareva House, 4 George Street
Nassau, Bahamas

                                 SCHEDULE "B"
                                 ------------


                               PURCHASER OPTIONS

-------------------------------------------------------------------------------
Number of Shares                                   Option Price   Expiry
-------------------------------------------------------------------------------
3,000,000 Warrants                                 $ 0.35         *
-------------------------------------------------------------------------------
Compensation Option to Taurus Capital:  300,000    $ 0.25
                                        300,000    $ 0.25         *
                                                                  *
-------------------------------------------------------------------------------
IRG Options:                            300,000    $ 0.90         *
-------------------------------------------------------------------------------
Kirkwood Management Options:             30,000    $ 0.30         *
-------------------------------------------------------------------------------
DeBeers Consolidated:                    40,000    $15.00         June 30, 2000
-------------------------------------------------------------------------------

                                 SCHEDULE "C"
                                 ------------



                         PURCHASER'S STOCK OPTION PLAN

                                 SCHEDULE "D"
                                 ------------



                              SELLER'S CONTRACTS

                                 SCHEDULE "E"
                                 ------------



                            OFFICERS AND DIRECTORS
                                      OF
                              OPUS MINERALS INC.


          Name                               Position(s)
          ----                               -----------

          Elizabeth J. Kirkwood              President and Director
          Ian S. Davey                       Secretary-Treasurer and Director
          William Jarvis                     Director
          James Cassina                      Director

                                 SCHEDULE "F"
                                 ------------



                            OFFICERS AND DIRECTORS
                                      OF
                           IL DATA CORPORATION, INC.


Name                                 Position(s)
----                                 -----------


Frank Kollar                         President
2350 Saddle Hollow Road
Crozet, VA 22932

George Stubos                        Secretary and Director
#303 - 2638 Ash Street
Vancouver BC
V5Z 4K4

Romaine Gilliland                    Treasurer and Director
13985 Dyke Road, Stanardsville
VA 22973

Suzanne Wood                         Director
Suite 210, 580 Hornby Street
Vancouver, BC  V6C 3B6